As filed with the Securities and Exchange Commission on June 30, 2005	File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RESPONSE BIOMEDICAL CORP.

British Columbia, Canada	98 - 0394114
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
organization)

8081 Lougheed Highway,
Burnaby, British Columbia
Canada V5A 1W9
Address of Principal Executive Offices

RESPONSE BIOMEDICAL CORP.
1996 STOCK OPTION PLAN

RESPONSE BIOMEDICAL CORP.
STOCK OPTION PLAN EFFECTIVE MAY 3, 2005
(Full titles of the plans)

DL Services Inc.
1420 5th Avenue, Suite 3400
Seattle, WA 98101; Telephone: (206) 903-2373
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares subject to
outstanding options under the	7,441,750(2)	US$0.50 (3)(4)	US$3,720,875	US$438
1996 Stock Option Plan
Common Shares reserved for
issuance pursuant to Stock	4,058,250(2)	US$0.40 (4)(5)	US$1,623,300	US$191
Option Plan effective May 3,
2005 (less those Common
Shares listed above)
Total Common Shares	11,500,000		US$5,344,175	US$629.01

(1)	Common Shares, without par value, offered by the Company pursuant to the Plan described herein.
(2)
The Response Biomedical Corp. Stock Option Plan effective May 3, 2005 provides for the issuance of up to 11,500,000 common shares of Response Biomedical Corp. (the “Registrant”), less any common shares issued under the 1996 Stock Option Plan after May 3, 2005. If any stock option granted under the 1996 Stock Option Plan expires or otherwise terminates for any reason without having been exercised in full, the number of shares in respect of which such stock option expired or terminated without having been exercised shall be available for issuance under the Registrant’s Stock Option Plan effective May 3, 2005.

(3)	Based on the weighted average exercise price of options that have been granted under the Response Biomedical Corp. 1996 Stock Option Plan and are the subject of this registration statement.
(3)
U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on June 23, 2005. On such date the noon buying rate was Cdn.$1.00=US$0.8123.

(4)
The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on June 23, 2005, as quoted on the TSX Venture Exchange, which was Cdn.$0.495 per share.

This registration statement on Form S-8 registers 7,441,750 common shares of Response Biomedical Corp. (the “Registrant”) reserved for issuance upon the exercise of stock options granted under the Registrant’s 1996 Stock Option Plan. If any stock option granted under the 1996 Stock Option Plan expires or otherwise terminates for any reason without having been exercised in full, the number of shares in respect of which such stock option expired or terminated without having been exercised shall be available for issuance under the Registrant’s Stock Option Plan effective May 3, 2005. This registration statement on Form S-8 also registers an additional 4,058,250 shares of the Registrant reserved for issuance under the Stock Option Plan effective May 3, 2005.

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II.        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

               (a)               The Registrant's annual report on Form 20-F filed pursuant to Section 12(g) of the Exchange Act on May 2, 2005.

               (b)               All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the date of the annual report incorporated by reference herein pursuant to (a) above.

               (c)               The description of the Registrant's securities contained in the Registrant's amended Registration Statement on Form 20-F filed under the Exchange Act on August 18, 2004, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Corporate Legislation

Under the Business Corporations Act (British Columbia) (the “Corporations Act”) the Registrant may indemnify a past or present director or officer of the Registrant or an affiliate (as defined in the Corporations Act) of the Registrant (an “eligible party”) against judgments, penalties, fines, amounts paid in settlement of, and costs, charges and expenses incurred in connection with, an “eligible proceeding” by reason of such eligible party being or having been a director or officer of the Registrant or an affiliate of the Registrant. An “eligible proceeding” is a proceeding in which an eligible party (including any heirs or legal representatives of the director or officer) is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. The Registrant cannot pay an indemnity if: (a) the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant, and (b) in the case of a proceeding that is not a civil proceeding, the eligible party did not have reasonable grounds for believing that his or her conduct was lawful. In addition, the Registrant cannot pay an indemnity if the proceeding is brought against the eligible party by the Registrant or an affiliate of the Registrant unless the Registrant obtains the approval of the court.

Pursuant to the Corporations Act, the Registrant is required to pay the net expenses of an eligible party, after the final disposition of the matter, if the eligible party was substantially successful on the merits of the proceeding, or if the eligible party was wholly successful otherwise. The Registrant may also pay the expenses of an eligible party as they are incurred in advance of the final disposition of an eligible proceeding; however, the eligible party must first provide a written undertaking that he or she will repay the funds if it is determined that he or she did not fulfill the conditions set out in (a) and (b) above.

Notwithstanding the above limitations, the Registrant or an eligible party may apply to the court for an order requiring the Registrant to indemnify an eligible party against any liability or expenses incurred by the eligible party in respect of an eligible proceeding or requiring the Registrant to make any payment under an agreement of indemnification with any person.

The Corporations Act allows the Registrant to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of the Registrant or an affiliate of the Registrant.

Articles of the Registrant

Part 21 of the Articles of the Registrant provides that, subject to the provisions of the Corporations Act, the Registrant must indemnify any director or former director of the Registrant, or any alternate director appointed by a director to act in his or her place, and the heirs and legal personal representatives of any such person against all judgments, penalties and fines imposed in, or amounts paid in settlement of, an eligible proceeding, to which such person is or may be liable. In addition, the Registrant must, after the final disposition of an eligible proceeding, pay the costs, charges and expenses actually and reasonably incurred by such person in connection with the eligible proceeding. Each director and alternative director of the Registrant is deemed to have contracted with the Registrant on the terms of the foregoing indemnity. The failure of a director, alternate director or officer of the Registrant to comply with the provisions of the Corporations Act or of the Articles of the Registrant does not invalidate any indemnity to which he or she is entitled under Part 21 of the Articles.

Subject to the provisions of the Corporations Act, Part 21 of the Articles further provides that the Registrant may indemnify any person.

Part 21 of the Articles allows the Registrant to purchase and maintain insurance for the benefit of any person (and his or her heirs or legal personal representatives) who is or was a director, alternate director, officer, employee or agent of the Registrant or is or was a director, alternate director, officer, employee or agent of any corporation at a time when the corporation is or was an affiliate of the Registrant, against any liability incurred by him or her as such director, alternate director, officer, employee or agent.

Indemnity Agreements

The Registrant has entered into indemnity agreements with each of its current and former directors and senior officers agreeing to indemnify such directors and senior officers and their heirs and personal representatives (the “Indemnities”) against all liabilities, costs, charges and expenses actually and reasonably incurred directly or indirectly by the Indemnities in connection with any civil, criminal or administrative, action, proceeding or investigation to which the Indemnities are made a party by reason of having been a director or officer of the Registrant, including an action brought by the Registrant if approved by the court, and subject to the conditions set out in (a) and (b) above and the limitations in the Corporations Act. The agreements include indemnification for costs incurred by the Indemnities by reason of being a witness or other participant in connection with such a proceeding. Pursuant to the agreements, the Registrant must make an additional payment to cover the cost of any income taxes payable by the Indemnities or an estate as a result of an indemnity payment. The agreements specify that an indemnity will not be denied as a result of any failure of the director or officer to comply with the Corporations Act or the Registrant’s Articles.

Insurance

The Registrant maintains Directors’ and Officers’ Liability Insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1*	Response Biomedical Corp. 1996 Stock Option Plan

4.2**	Response Biomedical Corp. Stock Option Plan effective May 3, 2005

5.1	Opinion of Axium Law Group

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (See page II-7 of this registration statement)

________________

*	Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s annual report on Form 20-F for the year ended December 31, 2004, as filed on May 2, 2005.
**	Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s Form 6-K submitted on June 23, 2005.

Item 9. Undertakings.

              (a)               The undersigned Registrant hereby undertakes:

                                  (1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                                      (i)               To include any prospectus required by Section 10(a)(3) of the Securities Act;

                                                      (ii)              To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                                      (iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                                  (2)               That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  (3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b)               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (h)               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                            The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, on this 29th day of June, 2005.

Response Biomedical Corp.

/s/ Robert G. Pilz
Name: Robert G. Pilz
Title: Chief Financial Officer

POWERS OF ATTORNEY

                            Each person whose signature appears below constitutes and appoints William J. Radvak his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William J. Radvak	President, Chief Executive Officer and Director	June 27, 2005
William J. Radvak

/s/ Robert G. Pilz	Chief Financial Officer and Vice President,	June 27, 2005
Robert G. Pilz	Finance

/s/ Brian G. Richards	Chief Operating Officer and Director	June 27, 2005
Brian G. Richards

/s/ Ross Maclachlan	Director	June 28, 2005
Ross MacLachlan

/s/ Sidney Braginsky	Director	June 29, 2005
Sidney Braginsky

/s/ David Turner	Director	June 28, 2005
David Turner

/s/ Dominique Merz	Director (Authorized U.S. Representative)	June 28, 2005
Dominique Merz

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1*	Response Biomedical Corp. 1996 Stock Option Plan

4.2**	Response Biomedical Corp. Stock Option Plan effective May 3, 2005

5.1	Opinion of Axium Law Group

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (See page II-7 of this registration statement)

________________

*	Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s annual report on Form 20-F for the year ended December 31, 2004, as filed on May 2, 2005.
**	Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s Form 6-K submitted on June 23, 2005.